Exhibit 10.4
Applied Digital Solutions
1690 South Congress Avenue, Suite 201
Delray Beach, FL 33445
May 15, 2008
VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, FL 33445
Gentlemen:
     This letter agreement (this “Letter Agreement”) confirms certain agreements between Applied Digital Solutions, Inc. doing business as Digital Angel, a Delaware corporation (“Stockholder”) and VeriChip Corporation, a Delaware corporation (the “Company”) with respect to the matters described herein.
     The Company has informed Stockholder that, subject to certain conditions including, but not limited to, the approval of a majority of the outstanding common stock of the Company’s stockholders, the Company will sell to The Stanley Works, a Connecticut corporation (the “Purchaser”), all of the outstanding capital stock of Xmark Corporation, a corporation governed under the laws of Canada and a wholly-owned subsidiary of the Company (the “Xmark Transaction”) pursuant to that certain Stock Purchase Agreement, dated as of May 15, 2008, between the Company and the Purchaser, a true and correct copy of which is attached hereto as Exhibit A (the “Stock Purchase Agreement”).
     The consummation of the Xmark Transaction constitutes an Event of Default (as defined in the Commercial Loan Agreement) by the Company of that certain (i) Commercial Loan Agreement dated December 27, 2005, as amended, between the Company and the Stockholder (the “Commercial Loan Agreement”), (ii) Security Agreement dated December 27, 2005, as amended, between the Company and the Stockholder, and (iii) Third Amended and Restated Revolving Line of Credit Note dated as of February 8, 2007, as amended, from the Stockholder in favor of the Company (collectively, the “Loan Transaction Documents”).
     In addition, the Company has informed Stockholder that, as a condition to entering into the Stock Purchase Agreement, Purchaser has required that Stockholder enter into a Voting Agreement, by and between the Stockholder and the Purchaser (the “Voting Agreement”) and a Guarantee, by the Stockholder in favor of the Purchaser (the “Guarantee”).
     In consideration of Stockholder (i) granting its consent to the Xmark Transaction under the Loan Transaction Documents and (ii) entering into the Voting Agreement and the Guarantee, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows, the Stockholder and the Company (each, a “Party,” and together, the “Parties”) acknowledge and agree as follows:
     1. Consent.
     (a) Upon satisfaction by the Company of all of the provisions hereof, the Stockholder shall thereupon be deemed to have consented to the Xmark Transaction and that the consummation of the Xmark Transaction shall thereupon not constitute an Event of Default under the Loan Transaction Documents.
     (b) The Company shall have complied with paragraph numbered 4 of that certain Letter Agreement regarding Agreement to Subordinate Loans and Repayment of Loans dated February 29, 2008 from the Stockholder to, and acknowledged by, the Company, a true and correct copy of which is attached hereto as Exhibit B (the “Digital Angel Letter Agreement”), including, without limitation, paying such portion of the Excess Amount (as defined in the Digital Angel Letter Agreement) as required, pursuant to the Digital Angel Letter Agreement, to be paid directly pro rata to the Laurus Note Holders to be applied against the Laurus Indebtedness, and to the Kallina Note Holders to be applied against the Kallina Indebtedness (as such terms are defined in the Digital Angel Letter Agreement).
     2. Board of Directors.
     (a) From and after the date of the closing of the Xmark Transaction (the “Xmark Closing Date”), the Stockholder shall be entitled to designate up to three (3) members of the Company’s Board of Directors (the “Board Designees”), all of which shall be independent with the exception of Mr. Joseph J. Grillo. Notwithstanding the foregoing, if prior to the Xmark Closing Date, the Company, in the reasonable judgment of Stockholder, has breached any of its obligations under this Letter Agreement, the Stockholder shall be entitled to designate up to three (3) Board Designees from the date of the breach. Upon any breach, the Stockholder will provide written notice of such breach to the Company and the Company shall have five (5) days to cure such breach from its receipt of such notice before Stockholder may designate its Board Designees. The Stockholder presently intends to nominate Mr. Joseph J. Grillo, the President and Chief Executive Officer of the Stockholder, as its one designee from and after the Xmark Closing Date, and the Company hereby agrees to have Mr. Grillo serve as Chairman of the Board of Directors. The Stockholder does not have any current intentions to nominate any additional Board Designees.
     (b) If any Board Designee shall be elected or appointed as a member of the Board of Directors but shall thereafter cease to serve as a member of the Board of Directors (whether as a result of his or her death or resignation or for any other reason) prior to the expiration of his or her term of office, the Stockholder shall have the right to designate another person to fill the resulting vacancy in the Board of Directors. The Company shall use its best efforts and take all action within its power to cause each Board Designee to be elected or appointed to serve as a member of the Board of Directors as promptly as practicable after the date upon which he or she has been so designated. Without limiting the generality of the foregoing, the Company shall take any of the following actions if required in order to effect the election or appointment of a Board Designee:
     (i) If there exists a vacancy on the Board of Directors, the Company shall take all necessary action within its power to cause such vacancy to be filled through the appointment of such Board Designee. If no such vacancy exists, the Company shall solicit and use its best efforts to obtain the resignation of one or more members of the Board of Directors so as to allow for the appointment of such Board Designee.
     (ii) If the Board of Directors is authorized by law to increase the number of members of the Board of Directors without approval of the stockholders of the Company, the Company shall take all necessary action within its power to increase the size of the Board of Directors and cause each newly created directorship to be filled by the appointment of a Board Designee.
     (iii) The Company shall nominate such Board Designee for election as a member of the Board of Directors at the next meeting of the stockholders at which members of the Board of Directors are to be elected and, in connection therewith, shall (w) name such Board Designee as a nominee of management in the form of proxy sent by management to the stockholders of the Company prior to such meeting, (x) include all required information regarding such Board Designee in the proxy statement sent by management of the Company to the stockholders of the Company prior to such meeting (which information shall, upon request, be furnished to management by the Stockholder), (y) recommend to the stockholders of the Company the election of such Board Designee and (z) vote in favor of such Board Designee all legally effective proxies received from stockholders of the Company that authorize or direct any officer or director of the Company, as proxy holder, to vote in the election of directors for such Board Designee or which grant to any officer or director of the Company the power to exercise his or her discretion in voting in the election of directors.
     (c) The Company hereby agrees to limit the number of directors on its Board of Directors to seven (7) directors as a maximum and shall maintain that minimum number of directors as is necessary to prevent Stockholder’s Board Designees from constituting a majority of directors at any time.
     3. Dividend. Promptly after the Xmark Closing Date, and in accordance with the Second Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company and all applicable laws, the Company shall pay a special dividend to all of its stockholders in an aggregate amount of not less than $15,000,000. The Company hereby confirms that after payment of the special dividend, the Company believes it will have sufficient assets to carry on its business and to provide for future liabilities and sufficient surplus under applicable Delaware law with which to pay the special dividend. In addition, promptly after the release of the Escrow Amount (as defined in the Stock Purchase Agreement), the Company shall pay a second special dividend to all of its stockholders, reflecting the release of the Escrow Amount and any other amounts from the sale of the

Company’s VeriMed business or the Company’s other assets (the date of the payment of the second dividend, the “Second Dividend Date”).
     4. Employee Matters.
     (a) The Company has today entered into that certain Separation Agreement by and between the Company and Scott R. Silverman (the “Silverman Separation Agreement”), a true and correct copy of which is attached hereto as Exhibit C, and such agreement shall continue in full force and effect and shall not be modified, rescinded or amended without the prior written consent of the Stockholder.
     (b) Other than as provided under the Silverman Separation Agreement and as set forth in the letter provided by the Company to Stockholder on the date hereto (the “Side Letter”), there are no agreements, written or oral, regarding any special payment, bonus, incentive payment, success fee, retention payment, consulting, management, finder, broker or similar fee or other payment (collectively “Bonus Arrangements”) related to the Xmark Transaction, the potential sale of the VeriMed business or the other assets of the Company or the other transactions contemplated herein. From the date hereof until the Second Dividend Date, the Company agrees (i) to adhere to and make no changes to the Company’s existing employment agreements and arrangements, including those set forth in the Side Letter, and (ii) not to enter into or adopt any Bonus Arrangements, in each case, without the prior written consent of the Stockholder.
     5. Access. From the date hereof until the Second Dividend Date, the Company will permit Stockholder and its designated representatives to access such information relating to the Company, including financial information, as Stockholder may reasonably request. Without limiting the generality of the foregoing, such information shall include the items set forth on Exhibit D. The Company shall make its officers available during normal business hours to meet with Stockholder’s designated representative to discuss such information upon the reasonable request of Stockholder.
     6. Insurance. Prior to the Xmark Closing Date, the Company will use commercially reasonably efforts to procure prepaid “tail” policies at no less than current limits on (i) the Company’s existing directors’ and officers’ liability insurance policy and (ii) the Company’s existing general and products liability insurance policy. The Stockholder will be named as an additional insured on such coverage. The Company and the Stockholder will cooperate and consult regarding the purchase of this coverage, including consulting on such matters as the appropriate limits and correct insureds and such other matters as the Parties shall mutually agree.
     7. Representations and Warranties. Each Party represents and warrants to the other Party as follows:
          (a) It has all requisite power, legal capacity and authority to execute, deliver and perform its obligations under this Letter Agreement.

          (b) This Letter Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.
          (c) The execution, delivery and performance of this Letter Agreement by it does not (i) violate, conflict with, or constitute a breach of or default under its organizational documents, if any, or any material agreement to which it is a Party or by which it is bound or (ii) violate any law, regulation, order, writ, judgment, injunction or decree applicable to it.
          (d) It is not a Party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with any provision of this Letter Agreement or the rights of any Party hereunder.
          (e) The consummation by the Party of the transactions contemplated by this Letter Agreement have been duly and validly authorized by all necessary corporate, partnership or other action on the part of the Party.
     8. Miscellaneous.
     (a) Each Party will pay its own costs and expenses in connection with the transactions contemplated herein, except that, upon the Xmark Closing Date, the Company will pay to the Stockholder (i) $250,000 as consideration for the execution of the Guarantee and (ii) the Stockholder’s actual expenses (the “Transaction Expenses”) incurred or reasonably expected to be incurred by Stockholder in connection with the transactions described in this Letter Agreement, which Transaction Expenses shall not exceed $250,000 in the aggregate.
     (b) This Letter Agreement shall be governed by the law of the State of Florida, excluding its conflict and choice of law principles. No modification or waiver of the terms of this Agreement shall be effective unless it appears in a writing signed by the Parties.
     (c) This Letter Agreement shall terminate upon the Second Dividend Date; provided, however, that if the Stock Purchase Agreement is terminated in accordance with Section 7.1 of the Stock Purchase Agreement, this Letter Agreement shall terminate on such earlier date of termination, and the obligations of the Parties under this Letter Agreement shall terminate, except for the obligations of each Party under Section 8 (provided that in Section 8(a) the Company shall pay only the Transaction Expenses to Stockholder).
     (d) This Letter Agreement and the Side Letter constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Letter Agreement is not intended to confer on any person other than the Parties hereto any rights or remedies hereunder.
     (e) The Parties shall be entitled to enforce its rights under this Letter Agreement specifically, to recover damages by reason of any breach of any provision of this Letter Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Letter Agreement, and that either party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Letter Agreement.
     (f) The Company agrees to notify Stockholder within one (1) business day of its receipt of a Claim Notice (as defined in Section 8.2(a) of the Stock Purchase Agreement) relating to a matter covered by Section 8.1(a)(iii) of the Stock Purchase Agreement.  In the event of a Third-Party Claim (as defined in Section 8.2(a) of the Stock Purchase Agreement) against Stanley for claims arising under Section 8.1(a)(iii) of the Stock Purchase Agreement, the Company agrees not to settle or compromise any such claim without Stockholder’s prior written consent (which shall not be unreasonably withheld or delayed).  In the event of a Third-Party Claim against Stanley for claims arising under Section 8.1(a)(iii) of the Stock Purchase Agreement, the Company further agrees to assume control of the defense as is provided for under Section 8.2(b) of the Stock Purchase Agreement. The Company shall keep Stockholder fully informed on a current basis regarding all developments in respect of any such Third-Party Claim and shall consult with Stockholder in connection with the defense of the claim.  Stockholder may also participate, at its own expense and through legal counsel of its choice, in any such Proceeding (as defined in the Stock Purchase Agreement) related to such Third-Party Claim. On or after the Cut-Off Date (as defined in the Stock Purchase Agreement) and upon the request of Stockholder, the Company will assign its rights under any provision of the Stock Purchase Agreement, including under Section 8.2 of the Agreement. The Company shall pay when due all amounts required to be paid to Purchaser under Section 8.1(a)(iii) of the Stock Purchase Agreement. If the Company fails to pay when due any such amounts required to be paid to Purchaser under Section 8.1(a)(iii) of the Stock Purchase Agreement, and Stockholder pays such amounts to Purchaser, all such amounts paid by Stockholder shall be considered a debt obligation of the Company to Stockholder, to be paid upon demand of Stockholder.
(g) This Letter Agreement may be executed in one or more counterpartes, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Furthermore, signatures delivered via facsimile transmission shall have the same force and effect as the original thereof.

     If the foregoing correctly reflects your understanding of our agreement, please so indicate by signing and returning a copy of this letter to us today.

Very truly yours,

APPLIED DIGITAL SOLUTIONS, INC.:

By:	/s/ Joseph J. Grillo
Name:	Joseph J. Grillo
Title:	CEO

AGREED AND ACCEPTED As of the date first written above:

VERICHIP CORPORATION:

By:	/s/ Scott R. Silverman
Name:	Scott R. Silverman
Title:	Chairman and CEO